EXHIBIT 15.1

April 25, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
USA

Commissioners:

We have read the statements made by Aluminum Corporation of China Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Aluminum Corporation of China Limited dated April 25, 2013. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

By: /s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Hong Kong